Exhibit 99.1

Spartan Motors Announces Addition of Thomas Clevinger to its Board of Directors

      Bringing Deep Domain Expertise in Aftermarket Parts and Service as Incumbent Directors Richard Current and James Orchard Retire

CHARLOTTE, Mich., April 10, 2018 – Spartan Motors, Inc. (NASDAQ:SPAR) ("Spartan" or the "Company"), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced that Thomas R. Clevinger has been appointed to the Company’s Board of Directors. Additionally, Spartan announced that incumbent Directors Richard R. Current and James C. Orchard are both retiring and will be stepping down from the Company’s Board of Directors following the annual meeting of shareholders on May 23, 2018.

As Spartan works aggressively to achieve its strategic growth plans into 2020, strengthening the Board-level leadership of the Company has been an ongoing focus. The addition of Mr. Clevinger to the Board of Directors brings extensive expertise in the global commercial vehicle business through his 30 year career, which includes Navistar, Inc. and PACCAR, Inc. Most recently, Mr. Clevinger was Senior Vice President/Managing Director – Global at Navistar, where he managed all lines of business outside of the U.S. and Canada, accounting for $1.3 billion in annual revenue. At PACCAR, Mr. Clevinger was responsible for the parts operations in North America and Europe, which is an area of focus for Spartan. Mr. Clevinger was also appointed to the Board’s Audit Committee.

James Sharman, Chairman of the Board, commented on Mr. Clevinger’s appointment, “We are excited to welcome Tom to Spartan’s Board of Directors. We are confident that his significant career experience with two major commercial vehicle manufacturers will benefit Spartan as we continue on our growth path. We look forward to his contribution to our Board, particularly as we look to continuously grow and improve our parts and service offerings.”

Mr. Clevinger currently serves on the board of management of DAF Trucks N.V., a leading manufacturer of trucks and subsidiary of PACCAR, based in the Netherlands, and as an Executive Board Member of the International Service Logistics Association, a network of professionals dedicated to Customer Service and Service Logistics that focuses on service management and spare parts logistics on an international level. Mr. Clevinger holds a Bachelor of Science Degree in Business and a Master of Arts degree in Leadership and Organizational Development from the City University of Seattle.

"I am pleased to join Spartan Motors' Board of Directors, and am confident my background and experience, particularly with the parts business and logistics, will enhance Spartan’s focus on building its aftermarket parts and service business into a world-class operation,” commented Mr. Clevinger. “I look forward to working together with such a strong Board of Directors and management team to achieve the Company’s long-term strategic vision.”

Mr. Sharman concluded, “Additionally, we would like to thank Rick and Jim for their service to the Board. Their insights and experience have been highly valued by the Board and executive management of Spartan. We acknowledge their years in steadfast support of Spartan and wish them the best in their future endeavors.”

Spartan Motors, Inc.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer, and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies, and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces, and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal, and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

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CONTACT:

Media:	Investors:
Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Group Treasurer & Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 997-3860	(517) 997-3862

Spartan Motors, Inc.